EXHIBIT 21


                       PREMIUMWEAR, INC. and SUBSIDIARIES

                         Subsidiaries of the Registrant


                                                          State of Jurisdiction
                                                          of Incorporation
                                                          ----------------------

Munsingwear UK Limited (inactive)                         United Kingdom

Munsingwear Canada Limited (inactive)                     Canada